Exhibit 99.1

RLI ESTIMATES HURRICANE LOSSES

PEORIA, ILLINOIS, September 26, 2017 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today that its estimate of pretax losses from Hurricanes Harvey, Irma and Maria will be in the range of $30 million to $40 million, net of reinsurance.

RLI’s loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information available to prepare the estimates. Updated loss estimates related to recent hurricanes will be reflected in RLI’s third quarter 2017 results, which are scheduled for release on October 18, 2017.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company's filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2016.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. RLI has paid and increased regular dividends for 42 consecutive years and delivered underwriting profits for 21 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Jacoby
Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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